Exhibit 8.2

Pillsbury Winthrop Shaw Pittman LLP

1540 Broadway | New York, NY 10036-4039 | tel 212.858.1000 | fax 212.858.1500

February 13, 2019

Salarius Pharmaceuticals, LLC

2450 Holcombe Blvd.

Suite J-608

Houston, TX 77201

Ladies and Gentlemen:

We have acted as counsel to you, Salarius Pharmaceuticals, LLC, a Delaware limited liability company (“Salarius”), in connection with the filing of a registration statement on Form S-4 (the “Registration Statement”), which includes the proxy statement/prospectus/information statement of Salarius and Flex Pharma, Inc., a Delaware corporation (“Flex”), relating to the proposed merger of Falcon Acquisition Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Flex (“Merger Sub”), with and into Salarius, with Salarius continuing as the surviving limited liability company and as a wholly owned subsidiary of Flex, pursuant to the Agreement and Plan of Merger, including the exhibits thereto, dated as of January 3, 2019 (the “Agreement”), by and among Salarius, Merger Sub and Flex.

For purposes of rendering our opinion, we have examined and relied upon the Agreement and the schedules and exhibits thereto, the Registration Statement, statements made in representation letters that have been delivered to us by Salarius, Merger Sub and Flex, and such other documents as we deemed necessary to render the opinion expressed below. We have expressly assumed (i) that the statements, information, covenants, representations and facts concerning the merger set forth in the Registration Statement and in the Agreement are and will continue to be up to the Effective Time, true, complete and accurate in all respects, (ii) that the merger will be completed in accordance with the terms and conditions of the Agreement, without the waiver or modification of any such terms and conditions, and the Registration Statement, (iii) that the representations and covenants contained in tax representation letters delivered to us by Salarius, Merger Sub and Flex are true, complete and accurate, (iv) that there is no change in applicable law between the date hereof and the

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February 13, 2019

effective time of the merger, (v) all parties to the Agreement have acted and will act in accordance with the terms of the Agreement; and (vi) for U.S. federal income tax purposes, Salarius, Merger Sub and Flex will treat the merger as an exchange described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”).

We also have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures and the legal capacity of signatories. Moreover, we have assumed that all facts, information, statements and representations contained in the documents we have reviewed were true, complete and correct at the time made and will continue to be true, complete and correct in all respects at all times up to and including the Effective Time, and that all such facts, information, statements and representations can be established to the Internal Revenue Service or courts, if necessary, by clear and convincing evidence. If any of the assumptions described above are untrue for any reason, or if the merger is consummated other than in accordance with the terms and conditions set forth in the Agreement, our opinion as expressed below may be adversely affected.

The opinion expressed herein is based upon the provisions of the Code, Treasury Department proposed, temporary, and final regulations, judicial decisions, and rulings and administrative interpretations of the Internal Revenue Service, as each of the foregoing exists on the date hereof. Our opinion is not binding on the Internal Revenue Service or a court of law, and no assurance can be given that legislative or administrative action or judicial decisions that differ from our opinion will not be forthcoming. Any such differences could be retroactive to transactions or business operations prior to such action or decisions. Nevertheless, we undertake no responsibility to advise you of any developments in the application or interpretation of the income tax laws of the U.S. after the merger is effected.

Our opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of subsequent changes relating to matters considered herein or of any subsequent changes in applicable law.

We hereby confirm to you that the discussion set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger, the Reverse Stock Split and the Warrants” insofar as it relates to U.S. federal income tax law and legal conclusions with respect thereto, is our opinion, subject to the exceptions, assumptions, qualifications and limitations set forth therein and herein.

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February 13, 2019

In rendering this opinion, we have assumed that Dentons US LLP, in its capacity as counsel to Flex and Merger Sub, has delivered to Flex, and has not withdrawn, an opinion that is substantially similar to this one.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act. This opinion is not to be relied upon, used, circulated, quoted, or otherwise referred to for any other purpose or by any other person or entity without our prior written consent.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP

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